Exhibit 99.1

Amazon.com to Acquire Kiva Systems, Inc.

SEATTLE — (BUSINESS WIRE) — Mar. 19, 2012 — Amazon.com, Inc. (NASDAQ: AMZN) today announced that it has reached an agreement to acquire Kiva Systems, Inc., a leading innovator of material handling technology.

“Amazon has long used automation in its fulfillment centers, and Kiva’s technology is another way to improve productivity by bringing the products directly to employees to pick, pack and stow,” said Dave Clark, vice president, global customer fulfillment, Amazon.com. “Kiva shares our passion for invention, and we look forward to supporting their continued growth.”

“For the past ten years, the Kiva team has been focused on creating innovative material handling technologies,” said Mick Mountz, CEO and founder of Kiva Systems. “I’m delighted that Amazon is supporting our growth so that we can provide even more valuable solutions in the coming years.”

Following the acquisition, Kiva Systems’ headquarters will remain in North Reading, Massachusetts.

Under the terms of the agreement, which has been approved by Kiva’s stockholders, Amazon will acquire all of the outstanding shares of Kiva for approximately $775 million in cash, as adjusted for the assumption of options and other items. Subject to various closing conditions, the acquisition is expected to close in the second quarter of 2012.

About Amazon.com

Amazon.com, Inc. (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as Books; Movies, Music & Games; Digital Downloads; Electronics & Computers; Home & Garden; Toys, Kids & Baby; Grocery; Apparel, Shoes & Jewelry; Health & Beauty; Sports & Outdoors; and Tools, Auto & Industrial. Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. The new latest generation Kindle is the lightest, most compact Kindle ever and features the same 6-inch, most advanced electronic ink display that reads like real paper even in bright sunlight. Kindle Touch is a new addition to the Kindle family with an easy-to-use touch screen that makes it easier than ever to turn pages, search, shop, and take notes – still with all the benefits of the most advanced electronic ink display. Kindle Touch 3G is the top of the line e-reader and offers the same new design and features of Kindle Touch, with the unparalleled added convenience of free 3G. Kindle Fire is the Kindle for movies, TV shows, music, books, magazines, apps, games and web browsing with all the content, free storage in the Amazon Cloud, Whispersync, Amazon Silk (Amazon’s new revolutionary cloud-accelerated web browser), vibrant color touch screen, and powerful dual-core processor.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, www.amazon.cn, www.amazon.it, and www.amazon.es. As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

About Kiva Systems

Kiva Systems, Inc. uses material handling technology and sophisticated control software to simplify operations, reduce costs and increase flexibility. Kiva solutions enable extremely fast cycle times, from receiving to order picking to shipping all in a single solution. The result is a building that is quick and low-cost to set up, inexpensive to operate, and easy to change. For more information about Kiva Systems and its solutions, please visit www.kivasystems.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management’s expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

Source: Amazon.com, Inc.

Amazon.com

Public Relations Media Line

206-266-7180

Amazon-pr@amazon.com

or

Kiva Systems, Inc.

Rebecca Passo

781-305-5533

rpasso@kivasystems.com